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                                                                    Exhibit 99.1


WABASH NATIONAL APPOINTS CHIEF FINANCIAL OFFICER

LAFAYETTE, Ind. -- Oct. 20, 2004 -- Wabash National Corp. (NYSE: WNC) today announced the appointment of Mr. Robert J. Smith to Senior Vice President, Chief Financial Officer of its executive management team, effective immediately.

Mr. Smith, who joined Wabash National in March of 2003 as Vice President and Corporate Controller, has served as the organization's Acting Chief Financial Officer since June of 2004.

Commenting on the appointment, Bill Greubel, Wabash National's President and Chief Executive Officer, said, "Bob has consistently demonstrated his ability to drive the company's strategic financial direction. His broad range of executive, operational and financial leadership experience makes him particularly qualified to lead Wabash National's financial operations as we continue to grow the business."

Mr. Smith has over 25 years of senior-level financial experience including serving as Director of Finance for KPMG Consulting Inc.; Vice President and Controller for Great Lakes Chemical Corporation; and CFO for various divisions of Olin Corporation. Mr. Smith began his career with KPMG LLP.

Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(R) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward- looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.



                                                              Contact: Tom Rodak
                                                                   Marketing and
                                                          Communications Manager
                                                                  (765) 771-5535